Exhibit 99.1

IMMEDIATE RELEASE
July 28, 2010

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended June 30, 2010 was $139,000, or $0.13 per basic and diluted share, compared to $62,000 or $0.05 per basic and diluted share for the same period in 2009. Net income for the six months ended June 30, 2010 was $292,000, or $0.27 per basic and diluted share compared to $199,000, or $0.17 per basic and diluted share for the same period in 2009.

Robert T. Strong, President and Chief Executive Officer stated, "I am pleased to report an increase in earnings for both the quarter and six months ended June 30, 2010, compared to the prior year periods.  Our loan portfolio has experienced consistent growth while our cost of funds has continued to decrease significantly.  With the combination of lower cost of funds and increased loan balances, we have experienced continued improvement in our net interest margin for the quarter of 34 basis points when compared to the prior year period. The depressed economy with high unemployment continues to affect our non performing loans; however, we have improved the ratio of non-performing loans to total loans to 3.27% when compared to 3.35% at March 31, 2010.  We continue to work diligently with this customer group as evidenced by the additional reduction in the troubled debt restructuring class of loans to $648,000 from $1.5 million at December 31, 2009.”

Mr. Strong continued, "As we mark the three year anniversary of our mutual to stock conversion; we are pleased to note that during that time frame we have increased assets to over $100 million, added three active subsidiary companies, opened a bank branch office, experienced profitable months every month during that period, paid quarterly dividends as well as increased the dividend payout since initiating them, and maintained an active stock repurchase program that at this juncture has repurchased 16% of the original shares issued.  We have notably strengthened our infrastructure, positioning us to continue the move prudently forward given the economic landscape.”

Mr. Strong added, "Our intention is to continue to move cautiously ahead with growth and expansion plans always mindful of long term profitability, payment of dividends, accompanied with an active stock repurchase program.  This focus continues to reflect the Company’s strong commitment to shareholder value.”

Net income amounted to $139,000 for the three months ended June 30, 2010, an increase of $77,000, or 124.2%, compared to net income of $62,000 for the same period in 2009. The increase in net income on a comparative quarterly basis was primarily the result of increases in net interest income of $123,000 and non-interest income of $52,000, which were offset by increases in the provision for income taxes of $52,000, non-interest expense of $41,000 and the provision for loan losses of $5,000.

The $123,000, or 17.1%, increase in net interest income for the three months ended June 30, 2010 over the comparable period in 2009 was driven by a $162,000, or 25.1%, decrease in interest expense, offset by a $39,000, or 2.9%, decrease in interest income. The $162,000 decrease in interest expense was primarily attributable to a 107 basis point decrease in the overall cost of interest-bearing liabilities to 2.41% for the three months ended June 30, 2010 from 3.48% for the three months ended June 30, 2009 which resulted in a decrease of $206,000 of interest expense.  This decrease in interest expense due to rate was offset by a $6.1 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $44,000.  The $39,000 decrease in interest income was primarily attributable to a 53 basis point decrease in the yield on interest-earning assets to 5.65% for the three months ended June 30, 2010 from 6.18% for the three months ended June 30, 2009 which resulted in a $78,000 decrease in interest income.  Contributing to the decrease in yield for the quarter ended June 30, 2010 was the reversal of $31,000 of accrued interest income on loans placed on non-accrual status during the quarter.  This decrease in interest income due to yield was offset by a $5.5 million increase in average interest-earning assets, which had the effect of increasing interest income by $39,000.  The average interest rate spread increased from 2.70% for the three months ended June 30, 2009, to 3.24% for the same period in 2010 while the net interest margin increased from 3.25% for the three months ended June 30, 2009, to 3.59% for the same period in 2010.

The $52,000, or 216.7%, increase in non-interest income for the three months ended June 30, 2010 over the comparable period in 2009 was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.

The $52,000, or 126.8%, increase in the provision for income taxes for the three months ended June 30, 2010 over the three month period ended June 30, 2009 was due primarily to the increase in pre-tax income.

The $41,000, or 6.6%, increase in non-interest expense for the three months ended June 30, 2010 compared to the same period in 2009 was primarily attributable to a $95,000 increase in salaries and employee benefits expense, a $22,000 increase in other expenses, a $16,000 increase in advertising expense, and a $15,000 increase in occupancy and equipment expense.  Offsetting these increases was a $55,000 decrease in other real estate owned expense, a $27,000 decrease in FDIC deposit insurance assessment, a $14,000 decrease in professional fees, and an $11,000 decrease in directors’ fees and expenses. The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily due to increased staff as the Company expanded its operations, including the new subsidiaries and the opening of a branch banking office in Allentown, Pennsylvania in February of 2010.

For the six months ended June 30, 2010, net income amounted to $292,000 compared to $199,000 for the six months ended June 30, 2009.  The $93,000 increase was primarily the result of a $212,000 increase in net interest income, a $103,000 increase in non-interest income and a $28,000 decrease in the provision for loan losses, offset by a $190,000 increase in non-interest expense and a $60,000 increase in the provision for income taxes.

The $212,000, or 14.6% increase in net interest income for the six months ended June 30, 2010 over the comparable period in 2009 was driven by a $300,000, or 23.6%, decrease in interest expense, offset by an $88,000, or 3.2%, decrease in interest income. The $300,000 decrease in interest expense was primarily attributable to a 101 basis point decrease in the overall cost of interest-bearing liabilities to 2.48% for the six months ended June 30, 2010 from 3.49% for the six months ended June 30, 2009 which resulted in a decrease of $382,000 of interest expense.  This decrease in interest expense due to rate was offset by a $5.6 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $82,000.  The $88,000 decrease in interest income resulted primarily from a 47 basis point decrease in the yield on interest-earning assets to 5.74% for the three months ended June 30, 2010 from 6.21% for the six months ended June 30, 2009 which resulted in a $152,000 decrease in interest income.  Contributing to the decrease in yield for the six months ended June 30, 2010 was the reversal of $66,000 of accrued interest income on loans placed on non-accrual status during the period.  This decrease in interest income due to yield was offset by a $4.0 million increase in average interest-earning assets, which had the effect of increasing interest income by $64,000.  The average interest rate spread increased from 2.72% for the six months ended June 30, 2009, to 3.26% for the same period in 2010 while the net interest margin increased from 3.30% for the six months ended June 30, 2009, to 3.62% for the same period in 2010.

The $103,000, or 234.1%, increase in non-interest income for the six months ended June 30, 2010 over the comparable period in 2009 was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.

The $60,000, or 45.8%, increase in the provision for income taxes for the six months ended June 30, 2010 over the six month period ended June 30, 2009 was due primarily to the increase in pre-tax income.

The $190,000, or 17.6%, increase in non-interest expense for the six months ended June 30, 2010 compared to the same period in 2009 was primarily attributable to a $186,000 increase in salaries and employee benefits expense, a $49,000 increase in other expenses, a $37,000 increase in occupancy and equipment expense, and a $23,000 increase in advertising expense.  Offsetting these increases was a $47,000 decrease in other real estate owned expense, a $29,000 decrease in directors’ fees and expenses, a $22,000 decrease in professional fees, an a $7,000 decrease in FDIC deposit insurance assessment.   The increase in salaries and employee benefits expense for the six months ended June 30, 2010 over the same period in 2009 was primarily due to increased staff as the Company expanded its operations, including the new subsidiaries and branch banking office.

The Company’s total assets at June 30, 2010 were $100.3 million, an increase of $6.3 million, or 6.8%, from $93.9 million at December 31, 2009.  This increase was primarily due to growth in loans receivable, net of the allowance for loan losses, of $2.6 million, cash and cash equivalents of $2.3 million, investment securities available for sale of $1.5 million, and investment in interest-earning time deposits of $1.0 million.  Offsetting these increases were principal payments from mortgage-backed securities held to maturity of $1.1 million.  Asset growth for the six months ended June 30, 2010 was funded by a $7.7 million increase in deposits.

Total interest-bearing deposits increased $7.7 million, or 11.3%, to $76.0 million at June 30, 2010 from $68.3 million at December 31, 2009.  This increase was attributable to increases of $7.8 million in certificates of deposit and $155,000 in statement savings accounts, offset by decreases of $195,000 in eSavings accounts and $18,000 in passbook savings accounts.  The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors seeking the safety of insured bank deposits.

Total stockholders’ equity decreased $876,000 to $16.5 million at June 30, 2010 from $17.4 million at December 31, 2009.  Contributing to the decrease was the purchase of 130,776 shares of the Company’s stock in the open-market as part of the Company’s stock repurchase program, as well as other private repurchases, for an aggregate purchase price of $1.2 million, and dividends paid of $68,000.  These decreases were offset by $292,000 of net income for the six months ended June 30, 2010, $59,000 amortization of stock awards and options under our stock compensation plans, $34,000 related to common stock earned by participants in the employee stock ownership plan, and $9,000 of accumulated other comprehensive income.

Non-performing loans amounted to $2.5 million, or 3.27% of net loans receivable at June 30, 2010, consisting of nineteen loans, seventeen of which are on non-accrual status and two of which are 90 days or more past due and accruing interest.  This compares to eleven non-performing loans totaling $925,000, or 1.27% of net loans receivable at December 31, 2009.  The non-performing loans at June 30, 2010 include twelve one-to-four family non-owner occupied residential loans, four one-to-four family owner occupied residential loans, and three home equity loans, and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended June 30, 2010, eight loans were placed on non-accrual status resulting in the reversal of $31,000 of previously accrued interest income.  Not included in non-performing loans are performing troubled debt restructurings which totaled $648,000 at June 30, 2010 compared to $1.5 million at December 31, 2009.  The allowance for loan losses as a percent of total loans receivable was 1.17% at June 30, 2010 and 1.14% at December 31, 2009.   Other real estate owned was $938,000 at June 30, 2010 compared to $913,000 at December 31, 2009.  Non-performing assets amounted to $3.4 million, or 3.39% of total assets at June 30, 2010 compared to $1.8 million, or 1.96% of total assets at December 31, 2009.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At June 30, 2010	At December 31, 2009
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$7,748	$5,420
Investment in interest-earning time deposits	4,182	3,153
Investment securities available for sale (cost-2010 $2,514; 2009 $1,001)	2,529	1,002
Mortgage-backed securities held to maturity (fair value-2010 $7,193; 2009 $8,142)	6,666	7,731
Loans receivable, net of allowance for loan losses
June 30, 2010: $892; December 31, 2009: $835	75,310	72,728
Accrued interest receivable	373	397
Investment in FHLB stock, at cost	797	797
Bank premises and equipment, net	1,083	1,092
Other real estate owned, net	938	913
Prepaid expenses and other assets	655	704
Total Assets	$100,281	$93,937

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$75,981	$68,252
Federal Home Loan Bank advances and other borrowings	6,783	7,292
Accrued interest payable	105	117
Advances from borrowers for taxes and insurance	706	763
Accrued expenses and other liabilities	196	127
Total Liabilities	83,771	76,551

Stockholders’ Equity	16,510	17,386
Total Liabilities and Stockholders’ Equity	$100,281	$93,937

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest Income	$1,326	$1,365	$2,633	$2,721
Interest Expense	484	646	972	1,272
Net Interest Income	842	719	1,661	1,449
Provision for Loan Losses	28	23	57	85
Net Interest Income after Provision for Loan Losses	814	696	1,604	1,364
Non-Interest Income	76	24	147	44
Non-Interest Expense	658	617	1,268	1,078
Income before Income Taxes	232	103	483	330
Income Taxes	93	41	191	131
Net Income	$139	$62	$292	$199

Per Common Share Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Earnings per share - basic	$0.13	$0.05	$0.27	$0.17
Average shares outstanding - basic	1,042,956	1,167,861	1,083,942	1,178,503
Earnings per share - diluted	$0.13	$0.05	$0.27	$0.17
Average shares outstanding - diluted	1,047,902	1,172,715	1,089,524	1,183,370

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.65%	6.18%	5.74%	6.21%
Average rate on interest-bearing liabilities	2.41%	3.48%	2.48%	3.49%
Average interest rate spread	3.24%	2.70%	3.26%	2.72%
Net interest margin	3.59%	3.25%	3.62%	3.30%
Average interest-earning assets to average interest-bearing liabilities	116.82%	119.09%	116.76%	120.31%
Efficiency ratio	71.68%	83.04%	70.13%	72.20%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	3.27%	1.33%	3.27%	1.33%
Non-performing assets as a percent of total assets	3.39%	2.01%	3.39%	2.01%
Allowance for loan losses as a percent of non-performing loans	36.21%	80.30%	36.21%	80.30%
Allowance for loan losses as a percent of total loans receivable	1.17%	1.06%	1.17%	1.06%

(1) Asset quality ratios are end of period ratios.

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